Compuware Corp.	CPWR	Q1 2010 Earnings Call	Jul. 23, 2009
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MANAGEMENT DISCUSSION SECTION

Operator:  Hello and welcome to the Compuware Corporation First Quarter Results Teleconference. At the request of Compuware, this conference is being recorded for instant replay purposes.

At this time, I’d like to turn the conference over to Ms. Lisa Elkin, Vice President of Communications and Investor Relations for Compuware Corporation. Ms. Elkin, you may begin.

Lisa Elkin, Vice President, Communications and Investor Relations

Thank you very much, Cary and good afternoon, ladies and gentlemen. With me this afternoon are Bob Paul, President and Chief Operating Officer; and Laura Fournier, Executive Vice President and Chief Financial Officer. Certain statements made during this conference call that are not historical facts, including those regarding the company’s future plans, objectives and expected performance, are forward-looking statements within the meaning of the federal securities laws.

These forward-looking statements represent our outlook only as of the date of this conference call. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially, since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the company’s reports filed with the Securities and Exchange Commission. You should refer to and consider these factors when relying on such forward-looking information.

The company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. For those of you who do not have a copy, I will begin by summarizing the press release.

Bob and Laura will then provide details about the quarter, and other Compuware business activities. We will then open the call to your questions.

Business service delivery strategy, application performance focus boost Compuware earnings per share to $0.21 in Q1. EPS excluding restructuring cost leap nearly 70% year-over-year to $0.22. Quality Solutions divestiture net gain of $52.4 million. Software license fees of 40.5 million exceed analyst expectations.

Compuware today announced final financial results for first quarter ended June 30, 2009. Compuware reports first quarter revenues of $214.4 million compared to $298.6 million in Q1 last year. First quarter earnings per share before restructuring charges were $0.22, compared to $0.13 in Q1 last year. Based upon 242.5 million and 261.1 million shares outstanding respectively.

On a GAAP basis, earnings per share were $0.21 compared to $0.13 last year.

First quarter net income before restructuring charges was $52.7 million compared to $35.2 million in the same period last year. On a GAAP basis Compuware delivered net income of $51.1 million in Q1 compared to net income of $34.7 million in the same quarter last year.

During the company’s first quarter, software license fees were $40.5 million compared to $61.4 million in Q1 last year. Maintenance fees were $111.1 million in Q1 compared to $126.5 million in the first quarter last year. Revenue from professional services in the quarter was $62.7 million compared to $110.6 million in the same quarter last year.

I would now like to turn the call over to Bob. Bob?

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Compuware Corp.	CPWR	Q1 2010 Earnings Call	Jul. 23, 2009
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Bob Paul, President and Chief Operating Officer

Thanks, Lisa. Compuware Q1 earnings grew 70% year-over-year, supported by a number of factors. Obviously the proceeds from the Quality Solutions divestiture contributed. More importantly, we also exceeded expectations on software license fees, while maintenance fees also outpaced even our internal stretch goals.

This Q1 performance gives Compuware a strong growth platform for the remainder of the year. Completing the sale of our Quality Solutions business this quarter further focuses the organization around our core solutions. Operating expenses are down dramatically year-over-year, even excluding the gain on the Quality sale.

By tightening Compuware’s operating focus, the sale will improve our margins and growth in the long-term, while software license fees and maintenance revenues will obviously now appear year-over-year lower without the quality and testing products.

Our new partners organization has already started incrementally contributing to billings and revenue in Q1. I expect that contribution to grow, particularly as we announce new strategic partnerships in the coming weeks. These key alliances will have a positive impact in this current fiscal year. For the year, we continue to expect $0.60 to $0.70 in earnings per share, including significant growth in our software license fees for Vantage and Changepoint, and a slight growth in the larger mainframe business. And here’s how we’re doing it.

We are focused on leading the world in application performance. Applications from simple e-mail to highly complex systems can generate billions in revenue as proxies for business processes. And if business processes fail, business stops. Performance means more than good intentions, more than project plans and more than cool technology. Performance of the end-user is the point at which IT delivers value to the business.

Performance is also where every CIO and technology initiative get evaluated. Because it’s what people see, feel and use to get work done. Unfortunately, most companies don’t even know when they have performance problems. Even when they do, increasingly complex technology environments make it nearly impossible to quickly discover the cause. This is a large, growing and strategic problem.

Independent analyst firm Forrester Research predicts the performance management market will reach $18.5 billion in the coming years. And Compuware has technical and revenue leadership positions in most of these fast growing segments. And here’s how we are different.

Compuware is the only company that can identify application performance problems from a single end-to-end view based upon the perspective of the end-user, where the value is delivered. From mainframe to mobile devices, Compuware provides a unified dashboard, so that our customers can see the problems, find the problems and fix the problems. We can immediately prioritize a problem by quantifying the value-based impact to the business. It’s a compelling issue, a big, growing market, and we have a competitive advantage. This is Compuware’s primary growth engine.

Due to Compuware’s increasing level of focus in this category, you can expect to see incremental improvement in sales productivity driven by provocative and bold campaigns in the coming quarters.

The mainframe remains strategic to the world’s largest organizations, and we continue to increase our R&D investments in our market leading capabilities.

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Compuware Corp.	CPWR	Q1 2010 Earnings Call	Jul. 23, 2009
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We face competitors who are still giving away inferior product.  We are winning by selling value and by delivering cost reductions in every single account. Some of our mainframe components also drive application performance solutions, and are part of our latest Vantage 11 release. This is a very healthy business, and it provides the cash for investments in our core distributed and cloud computing solutions.

Changepoint and Covisint both have great potential for future expansion. Covisint is closer to break out growth, in large part due to healthcare information technologies critical role in reforming the healthcare system. Beginning in late 2009, the federal stimulus package will pour over $19 billion into health information technology. In a recent meeting we had with the National Coordinator for Health Information Technology, Dr. David Blumenthal, confirmed that Covisint’s capabilities are best positioned to both drive and benefit from this revolution in health care.

And our customers couldn’t agree more. In June, the American Medical Association announced that Covisint would power its digital solutions for 240,000 member physicians in the broader healthcare community. Rolling out in October, the platform will simplify the sharing of medical information benefiting parties across the healthcare continuum.

For the first quarter, on a year-over-year basis, Covisint’s healthcare billings increased 45%. The organization has delivered a positive contribution margin for three straight quarters. I’m pleased also with Professional Services’ transformation, but disappointed in the contribution margins delivered in this quarter. As discussed previously, we have fixed the bag customer agreements, but the commensurate expense reductions took longer than expected.

Also due to prior-period slower product sales, our solution delivery group had a lower utilization than expected. Both of these factors have been addressed, and we have a much healthier run rate that will read to substantial improvements in our Professional Services margins. So an easy way to look at this is that we’re about a quarter behind where we wanted to be in our overall goals for the Professional Services business, but we have the heavy lifting behind us.

The progress we have made in business alignment and product portfolio has positioned the company well for growth. Now our primary focus has turned to execution. And one example, as discussed in prior calls, we have implemented the global sales management system. On top of that, we now measure sales activity levels and pipeline progression in concert with leadership training and best practices, so all of our sales professionals know what it takes to be successful, and what their leadership expects of them.

Additionally, we’re building on our successful sales training event by conducting weekly ongoing education around solution selling, objection handling and other field best practices. Compuware delivered a great start to the year in Q1. We will build on this success, because we have a strong cash-generating business, a dynamic differentiated growth engine, and emerging technologies for long-term expansion in relevant, growing markets we can dominate. We achieved these milestones in the toughest of economic conditions, and feel very optimistic about the future. Laura?

Laura Fournier, Executive Vice President, Chief Financial Officer and Treasurer

Thanks, Bob. As you can see, we are extremely optimistic about the future of our company and about our prospects for not just exceeding but excelling. The pieces are in place, and as Bob said, now it’s all about execution. One area in which we’ve been executing at a tremendously high level is expense management. Building on our $180 million of expense reductions last fiscal year, we were able to continue to reduce expenses in Q1. Additionally, we believe there is still opportunity for further optimization without negatively impacting our ability to execute.

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Compuware Corp.	CPWR	Q1 2010 Earnings Call	Jul. 23, 2009
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While on the subject of expenses, I would like to point out why there was an increase in general and administrative expenses from Q4 to Q1. The sequential jump in G&A was due to one-time credit and currency benefits that occurred in Q4, not because of increasing G&A expenses in Q1. In other words, G&A expenses normalized in Q1.

With that said, our overall expense reductions, combined with our operational momentum, will drive significant margin expansion and EPS growth in the coming quarters. Especially as the global economy strengthens. And make no mistake the economic climate is still very tough, but we are more than holding our own, and we feel very good about our position.

Our maintenance numbers, which continue to hold steady, are an accurate indicator of the real value our solutions deliver. While distributed maintenance is growing, a large portion of our maintenance revenue continues to come from our mainframe business. A segment that has been under attack for several years. We’re not going anywhere, and we’re not changing our strategy here. As it was from the beginning, we will continue to provide the best mainframe solutions in the world, and deliver unchallenged value to our customers. That’s what we do, and that’s why we continue to win.

For your models, I would like to remind you that our maintenance revenue includes amounts related to the divested QA products. In the first quarter, we had two months of QA maintenance, totaling about $4.9 million. Last fiscal year; QA maintenance was $34 million. Obviously, this QA maintenance will no longer be in our maintenance numbers.

In terms of cash, our operating cash flow for the first quarter was $75million. Looking forward, please keep in mind that operating cash flow for the second quarter is traditionally low in comparison to our other quarters, and will be further impacted by the tax payment associated with the gain from our sale of the QA business. We have to put that tax payment in operating cash.

So with that said, however, we continue to expect operating cash to come in at a strong $200 million for the year. Our position regarding cash usage remains unchanged. We will continue to look for opportunities for the strategic use of our cash, but we’ll remain cautious until we believe the economy has come around.

And our position regarding a stock buyback remains the same. In the first quarter, we repurchased approximately 4.3 million shares for approximately $32.3 million. We will continue to evaluate business and economic conditions, and buy stock when it makes sense.

I also want to mention here how excited we are that Quicken Loans will occupy four floors of our headquarters. Quicken is a tremendous company, and one we are extremely proud with which to be associated. Plus, the $2 million a year doesn’t hurt either.

There is a lot to be excited about here. We’ve taken the steps to align and streamline our business in order to leverage our strength and optimize our operations. We feel very good about what we’ve done, and where we’re headed. Our upside is tremendous, as the operational improvements we have made take firmer root and the economy climbs out of this hole, we will see meaningful growth in all of our most important categories, including license, maintenance, earnings, and margins. Lisa?

Lisa Elkin, Vice President, Communications and Investor Relations

Ladies and gentlemen, we will now be happy to take your questions.

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Compuware Corp.	CPWR	Q1 2010 Earnings Call	Jul. 23, 2009
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QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions]. And our first question comes from Cowen & Company’s Walter Pritchard. Pritchard, please go ahead.

<Q – Walter Pritchard>: Hi. Laura, I just – we’re a little confused on the expenses, it sounds like there’s a number of moving pieces here. First of all, we noted the gain from the divestiture, which I assume that that’s all done. And if we look at sort of the run rate of the operating expenses, I mean we’ve got the three lines there. You’re talking about G&A, it was 40 million, there was a credit in there. What’s the normalized run rate on that G&A expense?

<A – Laura Fournier>: In G&A we should be right around $40 million a quarter. Because if you look at the March 31 quarter, we were at about 29 million, and it was down from the 40 because of those credits, and because currency had such a big impact there – currency from transactions in some of the foreign countries. So that was a abnormally low number, and now we’re at the 40 million run rate basically.

<Q – Walter Pritchard>: And so, but just, I mean we’re looking, basically – I mean, it looks like OpEx is not actually down very much year-over-year despite quite a bit of cost cutting that’s been going on, as well as a divestiture of a business, and sort of the scaling out of Proserv. I guess I was just looking at the Q4 numbers as sort of more of an indicative run rate. And I’m a bit surprised why it’s not lower than a year ago. Could you just help us understand that?

<A – Laura Fournier>: The June 30, the first quarter numbers are much lower than the a-year-ago numbers. And if, I think in – probably driven by the Professional Services is very clear. But we’re continuing overall to chip-down at those numbers. Remember too that the QA expenses are in these – in the first quarter, we still had about 9 to $10 million of QA expense in the numbers for Q1. So you won’t see that going forward either.

<Q – Walter Pritchard>: So if we take the Q1 OpEx, we take out nine or so million dollars, that’s the run rate of expenses going forward?

<A – Laura Fournier>: if you take out the gain and the restructuring -

<Q – Walter Pritchard>: Right. Got it. Okay. And then just as it relates to, on the mainframe side, the competitive landscape, just trying to get a sense of when you think you reach a point where it’s stable there, where it’s no longer a headwind in terms of this kind of maintenance run rate that you’re looking at?

<A – Bob Paul>: Well, I mean the maintenance fees so far have actually been ahead of our plan, and ahead of most of the expectations that we’ve seen on the Street. We are seeing from the mainframe perspective, it is very tough competition out there. We continue to hold our own relative to a lot of the mainframe renewals, so we’re excited about that. We’re still expecting a slight increase in the performance of that business moving forward.

So, and there are some programs as well as some of the newer things that we’ve put into the solution through the increased R&D, that we think will improve that performance moving forward. But we’re not planning right now on seeing any changes in the market relative to competition and the run rates.

<Q – Walter Pritchard>: And then just as it relates to the Proserv business, I guess I’m surprised to see the – I heard your commentary about the solutions part of the Proserv business being a bit weak because of product sales. But in terms of the costs of Proserv back up over 100%. Is that all due to the solutions side of it? Or is there other contributing factors outside of the solutions?

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Compuware Corp.	CPWR	Q1 2010 Earnings Call	Jul. 23, 2009
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<A – Bob Paul>: There are two primary factors. Some of that obviously was the solution piece, and then there is a – the expense reduction took a little bit longer than we expected it to. So we did incur those expenses, or quite a bit of those expenses in this quarter. All those issues have been resolved moving forward. And our run rate now is a lot healthier than it has been in this past quarter, and we are expecting with some degree of strength here, a lot better margins in Q2.

<Q – Walter Pritchard>: And when you say the expense moves took a bit longer, is that just, I mean it sounds like you peeled – you got out of contracts and you had a bench and you just – you took too long to take people out, or is it more complicated?

<A – Bob Paul>: There’s a lot associated with that business as it relates to the expenses. And it just – it has its own course both in here and in Europe. And it just took longer than we had anticipated when we set up the financial model.

<Q – Walter Pritchard>: Got it. So I mean, in terms of looking for something like a 15% contribution margin later in the year, is that still on track?

<A – Bob Paul>: Absolutely on track.

<Q – Walter Pritchard>: Okay. I mean is that still Q4 do you think, or does that happen sooner or?

<A – Bob Paul>: My goal with this team is to achieve that in Q3. We’ll know through a significant we think improvement in Q2 that we’ll be well on our way there.

<Q – Walter Pritchard>: And just last question here, just on the M&A front. It sounds like you actually did use a reasonable amount of cash to buy back stock. Should we expect to see that kind of buyback in the future? Or do you think from an M&A perspective, you still need to hold on to some cash potentially to do acquisitions?

<A – Laura Fournier>: I think our cash balance right now is such that we will continue to buyback stock in this next quarter.

<Q – Walter Pritchard>: At this – at the pace, at the same pace, sorry, at the same pace?

<A – Laura Fournier>: Yes.

<Q – Walter Pritchard>: Okay.

<A – Laura Fournier>: As we’re doing it right now.

<Q – Walter Pritchard>: Okay. Great. That’s all I had. Thanks.

<A – Bob Paul>: Thanks, Walter.

Operator:  Thank you. [Operator Instructions]. And now we’ll turn to the line from Thrivent’s David Rudow. Please go ahead.

<Q – David Rudow>: Hey, good afternoon, everyone.

<A – Laura Fournier>: David.

<A – Bob Paul>: David.

<Q – David Rudow>: Back to the services. What are your expectations for the full year, then for gross margins on services?

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Compuware Corp.	CPWR	Q1 2010 Earnings Call	Jul. 23, 2009
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<A – Bob Paul>: We haven’t – I haven’t modeled it including Q1, but moving forward I would hope that we could achieve close to 15% in the remaining three quarters.

<Q – David Rudow>: In the remaining three quarters, and pull down from whatever we saw in Q1?

<A – Bob Paul>: Correct.

<Q – David Rudow>: Okay, okay. Got it. And then on the taxes, what are your expectations on tax payments that will come out of cash?

<A – Laura Fournier>: For the QA divestiture, on the gain, we have to pay those taxes in Q2. And even though on our cash flow statement the gain is actually an investing activity, we have to show the tax payment out of operating activities. One of those little FASB things that I’ll never understand. So that will impact our cash flow from operations in Q2. And it’s about $14 million.

<Q – David Rudow>: $14 million that we’ll see in Q2. Okay, okay. If we’re looking at expenses by sales market, R&D and G&A, what should be the run rates, or approximate run rates, in Q2 looking forward, if we’re going to take 9 or 10 million out, whatever it is for the QA business?

<A – Laura Fournier>: Okay. Most of that 9 million is going to come out of, well it’ll be spread across services for the SDG, or the Services Delivery Group, technology, and sales and marketing. With most of that coming out of sales and marketing. There’s a little bit of G&A in the QA group, but very little. But there will be further reductions as we go through this year, they’re not going to be dramatic large cuts, but we are continuing to work away at those expenses, and they’ll be eeked down. But I would see, at this point, I think G&A right around a $40 million run-rate is where we’ll be for next quarter.

<Q – David Rudow>: And sales and marketing maybe take down to 50 million?

<A – Laura Fournier>: 51.

<Q – David Rudow>: 51 million. And R&D probably down, what? A million from about maybe 20 million there?

<A – Laura Fournier>: That works.

<Q – David Rudow>: And services will be – what is it?

<A – Laura Fournier>: Another million maybe.

<Q – David Rudow>: Okay, okay perfect. The AMA deal, Bob, when do we start seeing revenues flow from that.

<A – Bob Paul>: You’ll start to see revenues in October, and it starts out fairly, it starts out small but then continues to grow from there. The revenue is commensurate with the adoption of the physicians. And the goals that we have right now is early spring to have close to, well at 80,000 physicians on board through that program, and it will continue from there.

<Q – David Rudow>: What – your estimate, if you look out a year or two after deployment, when this thing is running at a reasonable level, what could revenue contribution be from AMA?

<A – Bob Paul>: If we achieve 100% of the physician adoption in the next one to two years, right, which is a big assumption because that’s a pretty lofty goal. You would expect to see approximately $24 million in incremental revenue on an annualized basis.

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Compuware Corp.	CPWR	Q1 2010 Earnings Call	Jul. 23, 2009
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<Q – David Rudow>: Okay, okay.

<A – Bob Paul>: So I think we’d measure success there between 70 and 80% over the duration, which would lead to whatever that number is, I’m guessing 18 to 20 million incremental revenues.

<Q – David Rudow>: Okay.

<A – Bob Paul>: And even after full adoption, you then have a whole set of physicians that would access the service that are not members, and like all subscription services, you can continue to add-on capabilities on top of that platform from there.

<Q – David Rudow>: Okay. And then back to QA and its impact on the revenue side. Is the details that you gave on the – all the different product lines, should we just take out QA altogether? I mean what is QA’s impact on Q2’s revenues?

<A – Bob Paul>: Yeah, I would take out – now there’s one piece of the mainframe that would stick around. But I would – for the model, I would take out whatever is in the QA bucket moving forward.

<Q – David Rudow>: Yeah.

<A – Bob Paul>: For Q2 and beyond.

<Q – David Rudow>: And within that line item, you have File-AID too?

<A – Laura Fournier>: File-AID/Client Server and Optimal J are in those – in that line that we would – we’d retain those products.

<Q – David Rudow>: Okay, okay.

<A – Bob Paul>: Yeah, that’s the piece we were talking about.

<Q – David Rudow>: And so what do you think that number is? Cause I know what maintenance was 9 million, was there something else in the quarter too on the license side?

<A – Laura Fournier>: We had two months of license fees on that as well as we were able to pick up some deferred license fees. QA license in Q1 was about $8.8 million.

<Q – David Rudow>: Okay. And that was in license fees, right?

<A – Laura Fournier>: Right.

<Q – David Rudow>: Okay, okay. And what was the impact on the balance sheet then for deferred? What came out from QA?

<A – Laura Fournier>: At license fees QA had about $6.5 million that would have come out. Maintenance, I don’t have that number, but I can get it for you.

<Q – David Rudow>: Yes. Okay, okay.

<A – Laura Fournier>: We were able to take the benefit of the license fees. The benefit of the maintenance fees goes to the buyer.

<Q – David Rudow>: Exactly, yeah. Do you think that maintenance number was 10, 20 million?

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Compuware Corp.	CPWR	Q1 2010 Earnings Call	Jul. 23, 2009
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<A – Laura Fournier>: Give me a minute.

<Q – David Rudow>: Okay. I’ll ask Bob another question. On the overall environment Bob, have things gotten worse from what you’re seeing, from what you saw in the March quarter?

<A – Bob Paul>: No. I think things were pretty much the same as far as the selling environment. And in the last – I would say in the last month or two, we seem to have some indicators of growing optimism and closures and things like that. So we’re – and I hope it’s not a blip, but we’re starting to get some positive signs from the field that – whether it’s through better operational focus and better execution, or market conditions, it’s hard to tell at this point, but we’re feeling pretty buoyant right now.

<Q – David Rudow>: Right. And then one more cost question. How much within sales and marketing was for the sales kick off? Was it like a million or $2 million? Cause that should not flow forward either.

<A – Laura Fournier>: Definitely. It was about 2.5 million.

<Q – David Rudow>: 2.5 million for the kick-off, okay.

<A – Laura Fournier>: And I am guessing right around 10 to 12 million for that deferred maintenance. If there’s a difference in that I’ll let you know.

<Q – David Rudow>: Got it. Okay. So, just to go back to the sales and marketing kind of the run rate for that?

<A – Laura Fournier>: The sales and marketing is a tough one, because it also is impacted a lot by the bonuses and commissions. So as we go through the year, as license fees pick up, and the annual bonuses, it should – it’s still going to be around 50 plus million dollars.

<Q – David Rudow>: Okay. Okay. And if you look at it as a percent of revenues, is it a little more than last year do you think. I think last year you had about 21%?

<A – Laura Fournier>: It won’t be more.

<Q – David Rudow>: Okay, okay.

<A – Laura Fournier>: We’ve taken a lot of a fixed costs out. It’ll be the variable costs that will drive that number up.

<Q – David Rudow>: Got it.

<A – Laura Fournier>: If we manage our revenue, we should be good.

<Q – David Rudow>: Okay. All right. I think that’s it from me. Thank you very much for your time.

<A – Laura Fournier>: Thank you.

<A – Bob Paul>: Thanks, David.

Operator:  Thank you. And ladies and gentlemen, that does conclude the question and answer portion of today’s conference. I would now like to turn the conference back over to Lisa Elkin. Excuse me, we do have one more question from Walter Pritchard of Cowen and Company. Please go ahead.

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Compuware Corp.	CPWR	Q1 2010 Earnings Call	Jul. 23, 2009
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<Q – Walter Pritchard>: Hi, Laura. I just had one question around the earnings guidance you’re looking for. Did you anticipate when you gave that guidance the divestiture gain, or is that a number after the divestiture gain? I understand that the divestiture gain is not in the cash flow. But the earnings – it’s in the reported number.

<A – Laura Fournier>: Oh Definitely, we did plan on that.

<Q – Walter Pritchard>: So when we think about normalized earnings, we’re looking at a number that’s about $0.14 lower.

<A – Laura Fournier>: On the first quarter?

<Q – Walter Pritchard>: No, no, no. I’m just seeing, if I look at fiscal year, if I look at the fiscal year ‘10 earnings power of the company, I take out $0.14 to look out, I mean the normalized number is $0.14 and when you gave your guidance you anticipated the $0.60 to $0.70 includes the 14.

<A – Laura Fournier>: Yeah.

<Q – Walter Pritchard>: Okay. All right, that’s all I have. Thank you.

Operator:  Thank you. And now at this time, we will conclude the question-and-answer portion. And I’d now like to turn it back over to Lisa Elkin.

Lisa Elkin, Vice President, Communications and Investor Relations

At this time ladies and gentlemen, we will adjourn this conference call. Thank you very much for your time and interest in Compuware. And we hope you have a pleasant evening.

Operator:  Thank you. And ladies and gentlemen, that does conclude our conference for today. Thank you for your participation and for using AT&T’s Executive Teleconference Service. You may now disconnect.

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